Exhibit 2.8

EXECUTION COPY

PARTNERSHIP INTEREST PURCHASE AGREEMENT

by and among

APPLIED HEALTH CARE, LTD.,

a Texas limited partnership,

THE PERSONS SET FORTH ON SCHEDULE A HERETO,

CHS APPLIED HEALTHCARE GP, INC.,

a Delaware corporation

and

CHS APPLIED HEALTHCARE LP, INC.,

a Delaware corporation

Dated as of June 27, 2007

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

EXHIBITS
Exhibit A	Form of Severance and Transition Consulting Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Sellers’ Counsel Opinion
Exhibit E	Form of Estoppel
Exhibit F	Form of Lease

SCHEDULES
Schedule A	Sellers; Partnership Interests
Schedule B	Operating Leases
Schedule 2.2	Severance Costs
Schedule 3.2(b)	Calculation of Assumed Current Liabilities
Schedule 4.5	Conflicts
Schedule 4.6	Governmental and Other Third Party Consents
Schedule 4.7	Capitalization; Title to Partnership Interests
Schedule 4.8	Financial Statements
Schedule 4.9(a)	Existing Indebtedness and Liens; Investments
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Enforceability of Material Contracts
Schedule 4.12(a)	Labor Matters
Schedule 4.12(b)	Employees
Schedule 4.12(c)	Employment Agreements and Contracts
Schedule 4.13	Employee Benefit Plans; ERISA
Schedule 4.14(a)	Filed Tax Returns
Schedule 4.14(c)	Tax Returns
Schedule 4.14(f)	Tax Basis Information
Schedule 4.14(k)	Qualified Subchapter S Subsidiaries
Schedule 4.15	Litigation
Schedule 4.16	Transactions with Affiliates
Schedule 4.17(a)	Reimbursement Approval Contracts
Schedule 4.17(b)	Federal Health Care Programs
Schedule 4.18(b)	Medicaid, Medicare or other Reimbursement Audits or Appeals
Schedule 4.19(c)	Compliance with Healthcare Laws
Schedule 4.19(e)	Accreditations
Schedule 4.19(f)	Surveys, Audits and Investigations
Schedule 4.20(a)	Licenses and Permits
Schedule 4.20(b)	Default under Licenses and Permits
Schedule 4.21	Personal Property
Schedule 4.22	Real Property
Schedule 4.23	Environmental Matters
Schedule 4.24	Company Intellectual Property
Schedule 4.27	List of Insurance Policies
Schedule 4.28	Business Relationships
Schedule 4.29	Personal Property Leases

Schedule 4.32	Depository and Other Accounts
Schedule 4.34	Brokers; Certain Expenses
Schedule 4.35	Compliance with Laws
Schedule 4.36	Interim Changes
Schedule 5.4	Conflicts and/or Violations
Schedule 5.5	Consents and Approvals
Schedule 7.11(a)	Employee Plans Transferred to Buyer
Schedule 7.11(b)	Employee Plans Providing Benefits Coverage During Transition Period

PARTNERSHIP INTEREST PURCHASE AGREEMENT

PARTNERSHIP INTEREST PURCHASE AGREEMENT dated as of June 27, 2007 by and among (i) APPLIED HEALTH CARE, LTD., a Texas limited partnership (the “Company”), (ii) APPLIED HC, L.L.C., a Texas limited liability company and the general partner of the Company (the “GP”), each of the Persons set forth on Schedule A hereto (the “LPs” and together with the GP, “Sellers”), and (iii) CHS APPLIED HEALTHCARE GP, INC., a Delaware corporation (the “GP Purchaser”), and CHS APPLIED HEALTHCARE LP, INC., a Delaware corporation (the “LP Purchaser” and together with the GP Purchaser, “Buyers”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of delivering home infusion, office suite infusion, specialty pharmacy, IV nursing and durable medical equipment and related services (the “Business”) in the State of Texas;

WHEREAS, Sellers own all of the issued and outstanding general and limited partnership interests in the Company as set forth on Schedule A (collectively, the “Interests”); and

WHEREAS, each of Sellers desires to sell to Buyers all of the Interests owned by such Seller, and Buyers desire to purchase the Interests from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Accreditations” shall mean collectively all accreditations, approvals or other rights issued by any health care accrediting agency including Joint Commission on Accreditation of Healthcare Organizations, Accreditation Commission for Health Care, National Quality Forum and Community Health Accreditation Program.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent equity owner of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Assumed Current Liabilities” has the meaning set forth in Section 3.1(a).

“Assumed Liabilities and Excess Cash Closing Statement” has the meaning set forth in Section 3.2(b)(vi).

“Assumed Liabilities Shortfall” has the meaning set forth in Section 3.2(b)(vii).

“Assumed Liabilities Surplus” has the meaning set forth in Section 3.2(b)(vii).

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal laws pertaining to insolvency, as the same may be amended from time to time.

“Benefit Plan” or “Benefit Plans” have the meaning set forth in Section 4.13(q).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any weekday, except for any weekday on which banks are to close in Pennsylvania.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Cerazyme Business” has the meaning set forth in Section 3.1(b).

“Closing” means the closing of the purchase and sale of the Interests contemplated by this Agreement. Notwithstanding the date on which the Closing occurs, all of the incidents of economic ownership attributable to the Company shall be deemed transferred to Buyers on the Effective Date, and all prorations and allocations required by this Agreement shall be determined as of the Effective Date.

“Closing Date” means, subject to the satisfaction of the conditions set forth herein, the later of (i) June 27, 2007, and (ii) three Business Days following the satisfaction or waiver of the conditions set forth in Article VIII.

“COBRA” means Part 6 of Subtitle I of ERISA and Code § 4980B and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Accreditation” or “Company Accreditations” has the meaning set forth in Section 4.19(e).

“Company Intellectual Property” has the meaning set forth in Section 4.24(a).

“Company Properties” has the meaning set forth in Section 4.22(a).

“Company Reimbursement Approval Contract” or “Company Reimbursement Approval Contracts” has the meaning set forth in Section 4.17(a).

“Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Buyers or its Affiliates.

“Consulting Agreement” means the Severance and Transition Consulting Agreement with the Company substantially in the form of Exhibit A hereto.

“Contract” means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment, whether or not in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Deductible” has the meaning set forth in Section 9.2.

“Earn-Out” has the meaning set forth in Section 3.1(b).

“Earn-Out Amount” has the meaning set forth in Section 3.1(b).

“Earn-Out Period” has the meaning set forth in Section 3.1(b).

“Effective Date” means 12:01 am on the first day of the month in which the Closing Date occurs.

“Employee Plans” means Benefit Plans and all employee benefit plans (as defined in ERISA § 3(3)) to which Sellers, the Company or its ERISA Affiliates is a party or by which Sellers, the Company or its ERISA Affiliates are bound, with respect to which payments or contributions are required to be made by Sellers, the Company or its ERISA Affiliates, or in respect of which Sellers, the Company or its ERISA Affiliates may otherwise have any liability.

“Employment Agreement” means the Employment Agreement with the Company substantially in the form of Exhibit B hereto.

“Environmental Laws” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each persons which, pursuant to ERISA § 4001(b), is required to be treated as a single employer with the Company pursuant to Code § 414(b), (c), (m) or (o).

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit C hereto.

“Escrow Fund” has the meaning set forth in Section 3.1(a).

“Excess Cash” has the meaning set forth in Section 3.2(a).

“Excluded Assets” means the following assets of the Company as of the Closing Date which shall be distributed to Sellers as of the Closing Date: (i) cash and cash equivalents as of the Effective Date (except to the extent included and credited towards the Assumed Liabilities pursuant to Section 3.2(b)), (ii) the computer server that is currently used as the primary server for the Company’s Medicare certified nursing programs and as a backup for CPR+ (the “Second Server”), and (iii) the assets of, or related to, each and every Employee Plan of Sellers.

“Excluded Liabilities” means any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the Company or Sellers relating to any period prior to the Effective Date, including without limitation: (i) with respect to any indebtedness for borrowed money and capital lease obligations, including any unpaid interest, fees, prepayment penalties and expenses thereon and including the outstanding balance on capital leases, (ii) with respect to any Taxes relating to any period prior to the Effective Date, (iii) with respect to any Employee Plans or Benefit Plans, (iv) related to liabilities or obligations owing to any partners of the Company, including any Taxes, costs or expenses arising therefrom or related thereto, (v) the fees and expenses of Sellers and the Company incurred in connection with the transactions contemplated hereby (whether or not incurred prior to the Effective Date) and including any severance costs associated with the termination of the employees set forth on Schedule 2.2 hereto, (vi) that arise out of or relate in any way to the presence or release of Hazardous Materials on, in, or under the Real Property prior to the Effective Date, including without limitation, any resulting migration of Hazardous Materials from the Real Property at any time on, before or after the Effective Date, (vii) that arise out of or relate to any claims for violation of any health care Law (including, without limitation, relating to any billing and collection practices, fraud and abuse statutes and Federal or state health care programs) or ERISA, (viii) each and every Employee Plan of Sellers, or (ix) that are not included in the calculation of the Final Assumed Current Liabilities.

“Federal Privacy Regulations” has the meaning set forth in Section 4.19(h).

“Federal Security Regulations” has the meaning set forth in Section 4.19(h).

“Final Assumed Current Liabilities” has the meaning set forth in Section 3.2(b)(vii).

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Gross Profit” means gross revenue (after billing adjustments and refund accruals) minus cost of goods sold, as determined in accordance with GAAP.

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Audits” has the meaning set forth in Section 4.19(f).

“Health Care Surveys” has the meaning set forth in Section 4.19(f).

“HIPAA” has the meaning set forth in Section 4.19(h).

“HIPAA Requirements” has the meaning set forth in Section 4.19(h).

“Historical Financials” has the meaning set forth in Section 4.8(a).

“Indemnification Acknowledgment” has the meaning set forth in Section 9.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Independent Accounting Firm” has the meaning set forth in Section 3.2(b)(v).

“Initial Draft Assumed Liabilities and Excess Cash Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Interests” has the meaning set forth in the Recitals to this Agreement.

“Investments” mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“Knowledge” and “Knowledge of the Company” means, the actual knowledge or awareness of each Seller and any other officer or director of the Company, and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited balance sheet of the Company as of the four-month period ended April 30, 2007 included in the Historical Financials and prepared in accordance with GAAP.

“Latest Interim Financials” has the meaning set forth in Section 8.1(j).

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liabilities Target” has the meaning set forth in Section 3.2(a).

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means a material adverse effect (which, for purposes hereof, shall be deemed to occur if the effect has a monetary value of greater than $25,000) on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, or (ii) any of Sellers’ ability to consummate the transactions contemplated hereby.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.8(a)(ii).

“Noncompete Period” has the meaning set forth in Section 7.6(a).

“Notice of Claim” has the meaning set forth in Section 9.3(a)(i).

“Party” and “Parties” means, individually and collectively, the Company, Sellers and Buyers.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; (iii) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made and for which appropriate reserves have been established in accordance with GAAP; and (iv) Liens arising under purchase money security interest contracts and operating leases with third parties entered into in the ordinary course of business set forth on Schedule B hereto, the payments under which leases are current and are not past due.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Pre-Effective Tax Period” has the meaning set forth in Section 7.5(b).

“Pro Rata Share” means the pro rata share of each of Sellers based on their relative ownership of the Company as set forth on Schedule A hereto.

“Programs” has the meaning set forth in Section 4.17(b).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements and/or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority, or quasi-public agency, Blue Cross, Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“Representative” has the meaning set forth in Section 10.12.

“Representative’s Report” has the meaning set forth in Section 3.2(b)(iii).

“Second Draft Assumed Liabilities and Excess Cash Closing Statement” has the meaning set forth in Section 3.2(b)(ii).

“Section 409A” has the meaning set forth in Section 4.13(q).

“Solvent” means, with respect to any Person, that at the time of determination: (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.

“Straddle Period” has the meaning set forth in Section 7.5(c).

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock or equity interests entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Determination” has the meaning set forth in Section 7.5(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person, other than Buyers, Sellers or the Company, against an Indemnified Party.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.24(b).

“Third Party Payors” has the meaning set forth in Section 4.17(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Consulting Agreement and any document or instrument which shall be executed and delivered at the Closing by the Company or Sellers, as the case may be.

“Transactions with Affiliates” means those transactions described in Section 4.16.

“WARN” has the meaning set forth in Section 4.12(b).

“Withheld Amount” has the meaning set forth in Section 3.2(b)(i).

Article II

Purchase and Sale

2.1 Purchase and Sale. Subject to the terms hereof, (i) the GP agrees to sell, transfer, assign, convey and deliver to the GP Purchaser its entire general partnership interest in the Company (the “GP Interest”) and each of the LPs agree to sell, transfer, assign, convey and deliver to the LP Purchaser its respective entire limited partnership interests in the Company, and (ii) the GP Purchaser agrees to purchase from the GP the GP Interest and the LP Purchaser agrees to purchase from the LPs all of the LP Interests, in each case, free and clear of all Liens.

2.2 Excluded Liabilities. Notwithstanding the purchase of the Interests by Buyers, Buyers and Sellers acknowledge and agree that it is the intent of the Parties that Sellers shall be responsible for all Excluded Liabilities and Sellers agree to fully and timely pay all Excluded Liabilities.

2.3 Excluded Assets. Buyers, the Company and Sellers acknowledge and agree that the Excluded Assets shall be distributed by the Company to Sellers immediately prior to the Closing Date or included in the calculation of Final Assumed Current Liabilities in accordance with Section 3.2; provided, however, that the Company and Sellers agree not to distribute cash to the extent that cash on hand shall be less than $50,000 on the Closing Date.

2.4 Lien Termination. On or prior to the Closing Date, all Liens (other than Permitted Liens) on the Company’s assets shall have been terminated.

2.5 Tax Characterization of Company. While the Company constitutes a limited partnership for state law purposes under the laws of the State of Texas, for federal income tax purposes, the Company has: (i) elected to be taxed as an association taxable as a corporation; and (ii) also elected to be taxed as a subchapter S corporation within the meaning of Code § 1361.

Article III

Purchase Price

3.1 Purchase Price.

(a) Subject to the adjustment pursuant to Section 3.2, the purchase price for the Interests shall be up to a maximum aggregate of $8,850,000 (the “Purchase Price”), to be paid as follows: (i) $6,600,000 payable in cash by wire transfer in immediately available funds, less the amount required to pay off certain indebtedness of the Company as set forth below, if any, (ii) $750,000 (the “Escrow Fund”) payable to the Escrow Agent pursuant to the Escrow Agreement; (iii) $100,000 through the assumption of $100,000 of the Company’s ordinary course current liabilities determined in accordance with GAAP, which assumed liabilities shall exclude any liabilities related to interest-bearing or long-term debt, capital lease obligations (determined in accordance with GAAP), ERISA-related obligations or Tax obligations (the “Assumed Current Liabilities”), and (iv) up to $1,400,000 pursuant to the Earn-Out (as defined below). The amount payable pursuant to Section 3.1(a)(i) shall be reduced by the amount necessary (which amounts shall be paid directly by Buyers) to repay all outstanding indebtedness for borrowed money and capital lease obligations of the Company on the Closing Date, including any unpaid interest, fees, prepayment penalties and expenses thereon, and remove all Liens (other than Permitted Liens) in respect of any property or assets of the Company (other than any Excluded Assets). The Purchase Price (less the Escrow Fund and other deductions pursuant to this Section 3.1) shall be paid to Sellers as set forth on Schedule A hereto.

(b) Sellers shall be entitled to an earn-out (the “Earn-Out”) up to a maximum of $1,400,000 based upon the following: (i) to the extent that the Company continues to treat its two current patients with Cerayme enzyme-replacement therapy (the “Cerazyme Business”) following the Effective Date, the Company will pay to Sellers an amount equal to $3.50 for each $1.00 of Gross Profit generated during the 12 month period following the Effective Date (the “Earn-Out Period”) from the Cerazyme enzyme-replacement therapy being provided to such two patients of the Company (the “Earn-Out Amount”); (ii) the Company will pay the aggregate Earn-Out Amount to Sellers no later than 60 days after the end of the Earn-Out Period; provided, that to the extent that the Company generates more than $30,000 in Gross Profit in any of the first, second or third quarter during the Earn-Out Period (after adjustment for any refunds related to the current or any prior period), the Company shall advance $100,000 of the aggregate Earn-Out Amount to Sellers within 45 days after the end of such quarterly period, which amount shall be reconciled at the end of the Earn-Out Period and deducted from the final payment calculated as being payable to Sellers pursuant to the Earn-Out; and (iii) the Company shall provide quarterly statements to Sellers indicating the Gross Profit generated during such quarterly period during the Earn-Out no later than 45 days after the end of each quarter (other than the fourth quarter). Notwithstanding anything to the contrary, the maximum Earn-Out payable to Sellers shall not exceed $1,400,000, and Buyers shall be entitled to offset against the Earn-Out any claims for indemnification arising pursuant Article IX. All amounts payable to Sellers pursuant to this Section 3.1(b) shall be payable to Sellers based upon their Pro Rata Share of the aggregate amount of the Earn-Out Amount.

(c) For federal income tax purposes, any payment made pursuant to this Agreement and after the Closing Date to Sellers with respect to their Interests shall be treated as deferred Purchase Price and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code and therefore treated as an installment sale by Sellers.

3.2 Purchase Price Adjustment.

(a) As of the Effective Date, the Purchase Price shall be (i) increased or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Assumed Current Liabilities is greater or less than $100,000 (the “Liabilities Target”), and (ii) shall be increased by the amount by which the amount of cash and cash equivalents of the Company on the Effective Date exceeds the amount of cash and cash equivalents of the Company distributed to Sellers (whether as distributions or compensation or otherwise) during the period beginning on the Effective Date and ending on the Closing Date (the “Excess Cash”).

(b) The Purchase Price also shall be subject to adjustment, if any, as specified in this Section 3.2(b).

(i) At least two Business Days prior to the Closing Date (or such shorter time as Sellers and Buyers may agree), the Representative shall deliver to Buyers a statement of Assumed Current Liabilities as of the Effective Date and the amount of Excess Cash (if any) as of the Closing Date (the “Initial Draft Assumed Liabilities and Excess Cash Closing Statement”) prepared by Sellers. The Initial Draft Assumed Liabilities and Excess Cash Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.2(b). If the aggregate amount of the Assumed Current Liabilities as shown on the Initial Draft Assumed Liabilities and Excess Cash Closing Statement is greater than $100,000, the amount of such excess shall be withheld by Buyers from the Purchase Price pending final determination of the Assumed Current Liabilities pursuant to this Section 3.2(b) (the “Withheld Amount”). If the aggregate amount of the Assumed Current Liabilities as shown on the Initial Draft Assumed Liabilities and Excess Cash Closing Statement is less than $100,000, the aggregate amount of such difference plus the amount of Excess Cash (if any), as the case may be shall be payable by Buyers upon the final determination of the Final Assumed Current Liabilities and amount of Excess Cash pursuant to this Section 3.2(b).

(ii) As soon as practicable following the Closing, with the assistance of the Company’s accountants, Buyers shall prepare a statement of Assumed Current Liabilities as of the Effective Date and amount of Excess Cash as of the Closing Date (the “Second Draft Assumed Liabilities and Excess Cash Closing Statement”) or shall notify Sellers in writing that Buyers agree with the calculation of Assumed Current Liabilities and Excess Cash as set forth in the Initial Draft Assumed Liabilities and Excess Cash Closing Statement. The Second Draft Assumed Liabilities and Excess Cash Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.2(b). Buyers shall deliver the Second Draft Assumed Liabilities and Excess Cash Closing Statement to the Representative not later than 90 calendar days following the Closing Date.

(iii) The Second Draft Assumed Liabilities and Excess Cash Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Assumed Liabilities and Excess Cash Closing Statement, (as defined below) unless, within 30 calendar days after receipt of the Second Draft Assumed Liabilities and Excess Cash Closing Statement from Buyers, the Representative shall provide to Buyers a report indicating its objections to the Second Draft Assumed Liabilities and Excess Cash Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the “Representative’s Report”) that shall indicate the grounds upon which the Representative disputes that the Second Draft Assumed Liabilities and Excess Cash Closing Statement has been prepared in accordance with the requirements of this Agreement. Buyers shall provide to the Representative reasonable access (at such time as reasonably agreed to between Buyers and the Representative), during normal business hours, to the books and records of the Company and to the Company’s personnel and accountants in connection with the Representative’s preparation of the Representative’s Report, provided that the Representative shall not interfere with the Business in the exercise of such right.

(iv) Within 30 calendar days after the receipt by Buyers of the Representative’s Report, the Representative and Buyers shall endeavor in good faith to agree on any matters in dispute.

(v) If Buyers and the Representative are unable to agree on any matters in dispute within 30 calendar days after receipt by Buyers of the Representative’s Report, the matters in dispute will be submitted for resolution to the office of PriceWaterhouseCoopers located in Houston, Texas or such other independent accounting firm of national reputation as may be mutually acceptable to Buyers and the Representative (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within 30 calendar days after such submission, determine and issue a written report to the Representative and Buyers regarding, such disputed items, which written report shall be final and binding upon the Parties. The Representative and Buyers shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written report as promptly as possible. The fees and expenses of the Independent Accounting Firm shall be borne equally by Buyers, on the one hand, and Sellers (collectively), on the other hand, with one Party reimbursing the other for such portion of fees and expenses, if necessary, following such determination. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(vi) The statement of Assumed Current Liabilities and Excess Cash incorporating the resolution of matters in dispute with respect to Assumed Current Liabilities (or, if a Representative’s Report is not provided within the time prescribed in Section 3.2(b)(iii), the Second Draft Assumed Liabilities and Excess Cash Closing Statement) is referred to as the

“Assumed Liabilities and Excess Cash Closing Statement.” The Assumed Liabilities and Excess Cash Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

(vii) If the Assumed Current Liabilities calculated by reference to the Assumed Liabilities and Excess Cash Closing Statement (the “Final Assumed Current Liabilities”) are less than the Liabilities Target (or, if applicable, less than the Liabilities Target plus the Withheld Amount) or there is Excess Cash as set forth in the Assumed Liabilities and Excess Cash Closing Statement, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such shortfall and the amount of such Excess Cash (the “Assumed Liabilities Shortfall”). In such event, Buyers shall pay to Sellers the amount of the Assumed Liabilities Shortfall. If the Final Assumed Current Liabilities are greater than the Liabilities Target (or, if applicable, greater than the Liabilities Target plus the Withheld Amount), the Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to such surplus (the “Assumed Liabilities Surplus”). In such event, Sellers shall pay to Buyers the amount of the Assumed Liabilities Surplus less any amount withheld by Buyers pursuant to Section 3.2(b)(i).

(viii) Any payment of Assumed Liabilities Surplus to be made by Sellers pursuant to Section 3.2(b)(vii) shall be paid by Sellers to Buyers in cash within ten calendar days after the date of receipt by Buyers and the Representative of the Assumed Liabilities and Excess Cash Closing Statement as finally established pursuant to this Section 3.2. Any such amount shall be payable directly by Sellers and not from the Escrow Funds and each Seller jointly and severally guarantees the obligations of each other Seller for such payment. Any payment of Assumed Liabilities Shortfall to be made by Buyers pursuant to Section 3.2(b)(vii) shall be paid in cash by Buyers within ten calendar days after the date of receipt by Buyers and the Representative of the Assumed Liabilities and Excess Cash Closing Statement as finally established pursuant to this Section 3.2. If applicable, all payments shall be made to Sellers based upon their Pro Rata Share.

Article IV

Representations and Warranties of the Company and Sellers

As a material inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Sellers hereby, jointly and severally, make the following representations and warranties to Buyers, subject to qualification by the disclosure schedules. The Company has also delivered to Buyers (or has caused the delivery to Buyers of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties. The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty.

4.1 Organization and Qualification. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization. The Company has all requisite power and authority, and all material Licenses and Permits, necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

4.2 Power. Each of the Company and the GP has the requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, the sale of the Interests by Sellers and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company and Sellers. This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company. This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

4.4 Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity interests of any other Person.

4.5 Conflict with Other Instruments; Existing Defaults.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company of this Agreement and each other agreement, the sale and delivery of the Interests by Sellers and the consummation of the other transactions contemplated hereby and thereby do not and will not violate, or cause a default under, or give rise to a right of termination under, (i) the organizational documents of the Company, (ii) any Contract to which the Company is a party, or (iii) any applicable Laws.

(b) The Company is not (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of (A) any Contract required to be disclosed on Schedule 4.10(a) to which it is a party or by which it or its assets is or may be bound, or (B) any applicable Laws. Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which the Company is a party or by which any of its properties or assets are bound.

(c) Except as set forth in Schedule 4.5, there are no contractual restrictions or limitations which prohibit the sale by any Seller of the Interests to be sold hereunder, prohibit or restrict any merger, sale of assets or other event which could cause a change in control of the Company, or otherwise prohibit any other financings by the Company, including any public or private debt or equity financings.

4.6 Governmental and Other Third Party Consents. Except as provided on Schedule 4.6, none of the Company or Sellers is required to obtain any consent from, provide any notice to, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement, including the sale of the partnership interests to Buyers, or for the purpose of maintaining in full force and effect any Licenses and Permits. Except as provided on Schedule 4.6, all consents required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any other Transaction Document will at the Closing be in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

4.7 Capitalization; Title to Interests.

(a) The issued and outstanding Interests of the Company are owned as set forth on Schedule A. The Interests were not issued in violation of any preemptive rights or Contract binding upon the Company. Except as set forth on Schedule A or Schedule 4.7, there are no outstanding (i) interests or other voting securities of the Company, (ii) securities convertible into or exchangeable for partnership interests or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any partnership interests, voting securities or securities convertible into or exchangeable for partnership interests or voting securities of the Company, or (iv) equity equivalent interests in the ownership or earnings of the Company or equity appreciation, phantom equity, right of first refusal, commitment or other similar rights. Except as set forth on Schedule 4.7, there are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s partnership interests. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its partnership interests. All dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

(b) Sellers own the Interests free and clear of any Liens or other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such equity interests) and of any preemptive or other similar rights to subscribe for or to purchase any such equity interests. Immediately following the Closing, Buyers will own directly 100% of the Interests of the Company.

4.8 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 4.8 are the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) audited balance sheet of the Company as of December 31, 2006, December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 and statements of income and retained earnings and statement of cash flows for each of the three years then ended, audited by Judy A. March, PC, the accounting firm of the Company; and

(ii) unaudited, management prepared financial statements of the Company consisting of a balance sheet as of April 30, 2007 (the “Most Recent Fiscal Month End”), and a statement of operations for the four-month period then ended.

The Historical Financials (including, in each case, the related schedules and notes, if any) fairly present the financial position of the Company as of the respective dates of such balance sheets and the results of operations of the Company for the respective periods covered by such statements of income and changes in stockholders’ equity and cash flows, as the case may be, and have been prepared in accordance with GAAP other than, in respect of the unaudited financial statements, normal year-end adjustments (which are not material in amount) and the absence of notes.

(b) The Company does not have any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the Latest Balance Sheet (rather than in any notes thereto), and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business.

(c) None of the Company nor any of its officers, directors or, to the Knowledge of the Company, any of their respective Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to the Company, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against the Company under the Bankruptcy Laws. The Company is not contemplating materially changing its Business, as such Business is being conducted on the date hereof.

4.9 Existing Indebtedness and Liens; Investments.

(a) Schedule 4.9(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable: (i) all indebtedness for borrowed money and capital lease obligations of the Company, showing, as to each indebtedness, the payee thereof, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; (iii) all Permitted Liens; (iv) all Investments of the Company; (v) all UCC financing statements on file, naming the Company as a debtor, showing, as to each financing statement, the basis for the filing; and (vi) a trade payables aging schedule for the Company.

(b) The Company does not have on the date hereof, or will not have on the Closing Date, (i) liabilities for Taxes, or (ii) forward or long-term commitments outside the Company’s ordinary course of business or inconsistent with the Company’s historical practices.

4.10 Contracts.

(a) Schedule 4.10(a) sets forth a true, correct and complete list of all Contracts, commitments, licenses, agreements, obligations or binding arrangements, whether oral or written, to which the Company is a party or to which any of its assets or properties is bound:

(i) under which the Company is indemnified for or against any liability, or under which the Company is or could be obligated to indemnify any Person;

(ii) under which the Company leases personal property from or to third parties under capitalized leases per annum or under operating leases;

(iii) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person (in each case, with a value in excess of $25,000 in the aggregate);

(iv)(A) granting representation, marketing or distribution rights or (B) relating to Company Intellectual Property (including license, development or similar agreements);

(v) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money;

(vi) establishing or maintaining any partnership, joint venture or strategic alliance;

(vii) under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible;

(viii) concerning any confidentiality or non-solicitation obligations;

(ix) under which the Company is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(x) with officers, directors, employees or consultants of the Company, in each case involving payments by the Company in excess of $5,000 per annum;

(xi) involving any Affiliates of the Company;

(xii) under which the consequences of a default or termination would reasonably be expected to have, a Material Adverse Effect;

(xiii) under which the Company will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $25,000 per annum (with specific reference to those agreements in excess of $200,000 per annum); and

(xiv) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.10(a) in response to any of the foregoing clauses; and

(xv) with any referral sources, including, without limitation, doctors, medical directors, hospitals or clinics.

The Company has delivered to Buyers true, correct and complete copies of each Contract in existence as of the date hereof. To the extent that written Contracts do not exist, the Company has delivered to Buyers accurate summaries of the material terms and conditions of such oral Contracts.

(b) Except as disclosed on Schedule 4.10(b), (i) each Contract existing as of the date hereof is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability), and (ii) to the Knowledge of the Company, each Contract existing as of the date hereof is a legal, valid and binding obligation of the other parties thereto, enforceable against the other parties in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) and is in full force and effect. The Company is and, to the Knowledge of the Company each other party to each Contract existing as of the date hereof are, in compliance with the terms thereof, and no default or event of default by the Company or any other party thereto exists thereunder.

4.11 Accounts Receivable. All accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto (and if any such accounts receivable is not legal, valid and binding obligations of such Persons, the appropriate Company has established reserves therefor, which reserves are adequate in accordance with GAAP), (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company, which reserves are adequate in accordance with GAAP), and (d) are valid and collectible in the ordinary course of business (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company, which reserves are adequate in accordance with GAAP).

4.12 Labor Relations; Employees.

(a) Labor Matters. The Company is not a party to any labor contract, collective bargaining agreement, Contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate the Company’s employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the Knowledge of the Company, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company. There is no pending or, to the Knowledge of the Company, threatened suit, action, investigation or claim between the Company and any present or former employee(s) of the Company. There has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company’s employees within the last three years. The Company has complied in all respects with immigration and naturalization laws in connection with the employment of its work force. Except as set forth on Schedule 4.12(a), no person or party (including, without limitation, any Governmental Authority) has asserted, or, to the Knowledge of the Company, has threatened to assert, any claim or any action or proceeding, against the Company (or to the Knowledge of the Company has asserted or threatened to assert any claim or any action or proceeding against any officer, director, employee, agent or partner of the Company) relating to the Company’s employees or former employees and arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(b) Schedule 4.12(b) hereto sets forth: (i) a complete list of all of the Company’s employees, and rates of pay, (ii) a description of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full-time or part-time employee of the Company, (v) whether any such person has an employment agreement, and (vi) the date of the last increase, if any, in such employees’ rates of pay. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than six of the 12 months preceding the Closing Date. Except as set forth on Schedule 4.12(b), the Company has no employment agreements with its employees and all such employees are employed on an at “at will” basis. Schedule 4.12(b) sets forth all ex-employees of the Company and other qualified beneficiaries utilizing or eligible to utilize COBRA (health insurance). All Persons with whom the Company has engaged as independent contractors are properly classified as independent contractors for Tax purposes.

(c) Schedule 4.12(c) sets forth a true, correct and complete list of all written employment agreements, independent contractor or consulting agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation agreements to which the Company is a party and which are in effect. The Company has previously delivered to Buyers true, correct and complete copies of all such agreements, including all amendments thereto. Neither the Company nor, any other Person that is a party to any such agreement, is in breach of, or in default with respect to, any of its material obligations thereunder, nor is the Company aware of any facts or circumstances which give rise to any breach or default thereunder.

4.13 Employee Plans; ERISA. For purposes of this Section 4.13, the term ‘Company’ shall mean also refer to any ERISA Affiliate.

(a) Schedule 4.13 contains an accurate and complete list of all Employee Plans. Accurate and complete copies of all Employee Plans that cover employees of the Company or in which employees of the Company participate have been delivered to Buyers.

(b) The Company has not maintained or contributed to a “defined benefit plan” (within the meaning of ERISA § 3(35)) at any time, nor has the Company had any actual or potential liability with respect to any defined benefit plan at any time.

(c) The Company has not maintained or had any actual or potential liability with respect to any Employee Plan maintained outside of the United States.

(d) Except as contemplated by this Agreement, the Company is not a member of (i) a controlled group of corporations (as defined in Code § 414(b)), (ii) a group of trades or businesses under common control (as defined in Code § 414(c)), (iii) an affiliated service group (as defined under Code § 414(m)) or (iv) any entity required to be aggregated with Sellers under Code § 414(o).

(e) Except as set forth on Schedule 4.13, the Company has never maintained any Employee Plan (other than an Employee Plan which is intended to be “qualified” within the meaning of Code § 401(a)) which provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to ERISA § 601 or pursuant to COBRA). Each Employee Plan that is subject to the requirements of ERISA § 601 been operated in accordance therewith.

(f) Except as set forth on Schedule 4.13, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement.

(g) No liability, claim, investigation, audit, action or litigation incurred, made, commenced or threatened by or against any Employee Plan or the Company with respect to any Employee Plan (other than for benefits payable in the ordinary course).

(h) No Employee Plan-related trust owns any securities in violation of ERISA § 407.

(i) No Employee Plan that is a “welfare plan” (within the meaning of ERISA § 3(1)) provides any benefit to retired or former employees of the Company, other than as required by COBRA.

(j) Each Employee Plan that is a group health plan is subject to COBRA and the requirements of COBRA have been met with respect to each such Employee Plan.

(k) The Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (i) any multiemployer plan within the meaning of ERISA § 4001(a)(3) or (ii) any Employee Plan of the type described in ERISA §§ 4063 and 4064 or in Code § 413(c) (and the regulations promulgated thereunder).

(l) Except as set forth on Schedule 4.13, full payment has been made of all amounts which the Company was required under the terms of each Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due), and no Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of ERISA § 302 or Code § 412), whether or not waived.

(m) Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in compliance in all respects in accordance with its terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

(n) Each Employee Plan that is intended to be qualified under Code § 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the Tax-exempt status of such related trust, and no event has occurred, and no condition exists, since the date of such determination letter that has adversely affected, or would be reasonably expected to adversely affect, the qualification of such Employee Plan or the Tax-exempt status of such related trust.

(o) Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Code § 4975(e) (2) and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to ERISA § 502(i), damages pursuant to ERISA § 409 or a Tax pursuant to Code § 4975(a).

(p) With, respect to each Employee Plan, the Company has delivered or caused to be delivered to Buyers and its counsel true and complete copies of the following documents, as applicable to each respective Employee Plan: (i) all Employee Plan documents, with all amendments thereto; (ii) the current summary plan description, with any applicable summaries of material modifications thereto, as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing the Employee Plan’s funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related contracts, including, without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(q) All profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, and whether or not subject to ERISA that are maintained or contributed to by the Company (collectively, “Benefit Plans” or, individually, “Benefit Plan”) have been disclosed to Buyers. All of such Benefit Plans that are pursuant to written agreements are set forth on Schedule 4.13. Each Benefit Plan that is a ‘nonqualified deferred compensation plan’ (as defined in Code § 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code § 409A, the final regulations promulgated under Code § 409A and Internal Revenue Service Notice 2005-1 (collectively “Section 409A”). No Benefit Plan that is a ‘nonqualified deferred compensation plan’ has been materially modified within the meaning of Section 409A. No event has occurred that would be treated under Section 409A as a transfer of property for purposes of Code § 83. No equity-based compensation arrangement or award granted under any Benefit Plan is considered ‘deferred compensation’ within the meaning of Section 409A.

4.14 Taxes.

(a) Except as set forth on Schedule 4.14(a), the Company has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or upon any of the Interests.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, partners, or other third party.

(c) The Company has not received any notice, nor expects to receive any notice, from any authority indicating an intent to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 4.14(c) set forth a list of all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates whether those Tax Returns that have been audited, indicates those Tax Returns that are currently are the subject of audit, and indicates whether the Company has received notice that any of those Tax Returns will be the subject of an audit. Sellers have delivered to Buyers correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2001.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person (other than the Company) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Schedule 4.14(f) sets forth the following information with respect to the Company as of the most recent practicable date: (A) the Tax basis of the Company in its assets, including depreciation schedules related to such Tax basis; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of an deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(g) The unpaid Taxes of the Company (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Date; or (v) prepaid amount received on or prior to the Effective Date.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(j) The Company has not engaged in or otherwise participated in any reportable transaction or “listed transaction” as defined in Code § 6707.

(k) Schedule 4.14(k) identifies each Company Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code § 1361(b)(3)(B). Each Company Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

(l) The Company is taxed as a subchapter S corporation for federal and state income tax reporting purposes, and the Company has previously made an election on IRS Form 8832 to be treated as an association taxable as a corporation.

(m) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code § 1361 and § 1362 at all times since its formation, and the Company will be an S corporation up to and including the Closing Date. There are no tax sharing agreements of any kind in existence between the Company and any of the partners in the Company.

(n) The Company shall not be liable for any Tax under Code § 1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by a § 338(h)(10) election pursuant to Section 7.5(h) hereof. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

4.15 Litigation. Schedule 4.15 sets forth a true, complete and correct list of all actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority for any period since December 31, 2002 that existed (regardless of whether settled), or that is pending or, to the Knowledge of the Company, threatened, against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses, and which involve a monetary claim or claims in excess of $5,000 or injunctive or other equitable relief. Schedule 4.15 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 4.15:

(a) There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company, or requiring the Company or any such officer, director or employee to take certain action with respect to any aspect of its or their business;

(b) The Company is not in default under any order, judgment, decree, injunction or ruling of any Governmental Authority respecting the Company, and the Company is not subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any applicable Laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and

(c) There is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the Knowledge of the Company, threatened, before any Governmental Authority which questions the validity of this Agreement or any other Transaction Document, or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect.

4.16 Transactions with Affiliates.

(a) Except as set forth on Schedule 4.16, there is no indebtedness owing by the Company to any of its Affiliates or by any Affiliate of the Company to the Company.

(b) Other than as contemplated in this Agreement, immediately following the Closing Date:

(i) the Company will not be indebted, directly or indirectly, to any of its own officers, managers, partners or employees, or the officers, directors, managers, members, partners, stockholders or employees of its Affiliates, or to any members of the immediate families of such officers, directors, managers, members, partners, stockholders or employees except for, in the case of officers, directors or employees, compensation payable in the ordinary course of business and reasonable travel expenses accrued in the ordinary course of business consistent with past practices;

(ii) no officer, director, partner or employee of the Company, and no members of their immediate families, will (A) be indebted to the Company in any amount whatsoever or (B) to the Knowledge of the Company, and except as may be permitted by Section 7.6(a) of this Agreement, have any direct or indirect ownership interests exceeding five percent in any Person which competes, directly or indirectly, with the Company; and

(iii) there are no voting or similar agreements between or among the partners of the Company.

(c) Except for the matters set forth on Schedule 4.13 or Schedule 4.12(c), no officer, director, manager, partner or employee of the Company, and no member, or Affiliate of a member, or the immediate families of any of the foregoing, has any direct or indirect interest in any Contract to which the Company is a party.

(d) The Company is not a party to any agreement relating to the voting or disposition of the capital stock or equity interests of any other company.

(e) The Company does not have any outstanding loan or advance of funds to any of its Affiliates’ officers, directors, employees, members, managers, partners or stockholders, or to any member of the immediate families of any of the foregoing.

4.17 Reimbursement Approvals.

(a) The Company has Reimbursement Approval agreements with third party payors (the “Third Party Payors”). Schedule 4.17(a) sets forth a list of all Reimbursement Approvals (other than the federal health care programs set forth on Schedule 4.17(b) and the Accreditations set forth on Schedule 4.19(e)) held by the Company as of the Closing Date or to be obtained by the Company within 90 days following the Closing Date, which list includes the effective date and type of each Reimbursement Approval agreement (individually, a “Company Reimbursement Approval Contract,” and collectively, the “Company Reimbursement Approval Contracts”). Current, correct and complete copies of the Company Reimbursement Contracts have been delivered to Buyers or if such written agreements or certifications do not exist, current, correct and complete copies of other documentation evidencing such Company Reimbursement Approval Contracts have been delivered to Buyers.

(b) The Company participates in the federal health care programs (the “Programs”) as listed on Schedule 4.17(b). A list of its existing Program provider agreements, including Medicare and Medicaid provider and supplier agreements, pertaining to the Business or, if such contracts do not exist, other documentation evidencing such participation are set forth on Schedule 4.17(b), current, correct and complete copies of which have been delivered to Buyers.

(c) All of the Company Reimbursement Approval Contracts constitute legal, valid, binding and enforceable obligations of the Company, and to the Knowledge of the Company, of the other parties thereto, and are in full force and effect, and except as set forth on Schedule 4.5, no notice of or consent to the assignment of such contracts is required to transfer the Company Reimbursement Approval Contracts to Buyers or its designee (but only to the extent that this Agreement contemplates the assignment thereof), and after the Closing, the Company Reimbursement Approval Contracts will continue to constitute legal, valid, binding and enforceable obligations against the parties thereto.

(d) The Company is not in Default under the Company Reimbursement Approval Contracts and, to the Knowledge of the Company, the other parties thereto are not in Default thereunder.

(e) The Company is, in all material respects, in compliance with terms, rules and policies respecting each Company Reimbursement Approval Contract, including all certification, billing, reimbursement and documentation requirements, and there is no pending, or, to the Knowledge of the Company, threatened revocation, suspension, termination, probation, restriction, limitation, amendment or nonrenewal affecting any Company Reimbursement Approval Contract and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval Contract has occurred.

(f) The Company holds all Reimbursement Approvals necessary or required by applicable Law or Governmental Authority for the operation of the Business as conducted by the Company.

4.18 Health Care Regulatory Litigation.

(a) There is no pending, or to the Knowledge of the Company, threatened or pending exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company’s participation or enrollment in the Programs. The Company has not received notice of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor, to the Knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding from any Governmental Authority, and no notice of any violation, asserted deficiency, or other irregularity has been received by the Company from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would directly or indirectly, or with the passage of time:

(i) affect the Company’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or

(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by the Company.

(b) The Company has not received any notice of any current, pending or outstanding Medicaid, Medicare or other reimbursement audits or appeals relating to the Company, except those set forth on Schedule 4.18(b).

(c) There is no current or pending payment or reimbursement withhold, payment recoupment or suspension relative to the Company or to the health care items or services furnished by the Company.

4.19 Medicare, Medicaid; Company’s Legal and Billing Compliance.

(a) Activities and Contractual Relationships. The Company has not engaged in any activity or contractual relationship, including the filing or submission or any claim for reimbursement, report or other documentation, in violation of 42 C.F.R. § 424.22(d), the False Claims Act (31 U.S.C. § 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. § 1320a 7b), Section 1877 of the Medicare Act (42 U.S.C. § 1395nn) (the Stark anti referral amendments), as amended, or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services, or any comparable rules and regulations promulgated by any other federal or state agency; or which results in the over utilization of health care services by patients or improper denial of health care services to patients.

(b) Inappropriate Payments. Neither the Company nor any agent acting on behalf of or for the benefit of any thereof, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or Third Party Payors of the Company to obtain business or payments from such person; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any illegal gift or illegal gratuitous payment

(which includes, without limitation, any payment to a Person in excess of $200 in any calendar year) of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws; (iv) established or maintained any unrecorded fund or asset for any purpose, or made false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

(c) Compliance with Healthcare Laws. Except as set forth on Schedule 4.19(c), neither the Company nor any of its respective officers or directors is a party to any contract, lease or other agreement, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Company that (i) violates 42 U.S.C. § 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute); or (ii) violates 42 U.S.C. §§ 1395nn and 1395(q) (the Stark Law).

(d) Compliance with Billing Practices. All billing practices by the Company to all Third Party Payors, including, but not limited to, the federal Medicare program, state Medicaid programs, private insurance companies and self insured employers or entities, have been in compliance with all applicable Laws, regulations and policies of all such Third Party Payors and the Company has not billed for or received any payment or reimbursement in excess of amounts allowed by law. The Company has timely filed all requisite claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which claims and reports are complete and correct in all material respects. There are no claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, or any applicable state program, with respect to any Medicare or Medicaid claims filed by the Company on or before the date hereof or program compliance matters which would adversely affect the Company, the operations or utility thereof, or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Company or its facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to the Knowledge of the Company, threatened against or affecting the Company or its facilities or the consummation of the transactions contemplated hereby.

(e) Accreditations. The Company holds all Accreditations necessary or required by applicable Laws or Governmental Authority for the operation of the Business as conducted by the Company. Schedule 4.19(e) sets forth all such Accreditations held by the Company as of the date hereof (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the Knowledge of the Company, threatened suits or proceedings that could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation, and no event which (whether with notice or lapse of time or both) could reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. The Company is in compliance with the terms of the Company Accreditations.

(f) Surveys, Audits and Investigations. Schedule 4.19(f) sets forth, as of the date hereof, (i) a list of the dates of all surveys performed by any Governmental Authority or pursuant to any Licenses and Permits, Company Accreditation or Company Reimbursement Approval Contract to which the Company was a party at any time during the five-year period ending on the date hereof, and any deficiencies for which a plan of correction was required (the “Health Care Surveys”), including the status and resolution of any such deficiencies and dates of resolutions, if applicable, and (ii) a list of all notices of compliance, requests for remedial action, imposition of fines, or return of material overpayment or (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any Licenses and Permits, Company Accreditation or Company Reimbursement Approval Contract at any time during the five-year period ending on the date hereof (the “Health Care Audits”). The Company has prepared and submitted timely all corrective action plans required to be prepared and submitted in response to any Health Care Surveys or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. The Company does not have any (i) uncured deficiency that could lead to the imposition of a remedy or (ii) existing accrued and/or unpaid indebtedness to any Governmental Authority or pursuant to any Company Reimbursement Approval Contract, including Medicare or Medicaid.

(g) Medicare, Medicaid Fraud. The Company has not been convicted of nor is the Company being indicted for a Medicare, Medicaid or federal program, as defined in 42 U.S.C. § 1320a-7b(f), related offense, nor has the Company nor any of its officers, directors or stockholders been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal health program or been subjected to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency related thereto. The Company has not arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal health care program, for the provision of items or services for which payment may be made under such federal health care program.

(h) HIPAA Requirements. The Company has complied with the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d (“HIPAA”) and any regulations promulgated thereunder, including without limitation, the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” The Company has not used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. The Company has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations.

4.20 Licenses and Permits.

(a) Schedule 4.20(a) lists all Licenses and Permits. No other governmental authorizations are necessary or required for the Company to lawfully conduct its Business as currently conducted or for the Company to own, lease or use its assets.

(b) Each of the Licenses and Permits is valid and in full force and effect. The Company has not received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits. Except as set forth on Schedule 4.20(b), the transactions contemplated by this Agreement will not adversely affect the Company’s right to utilize the Licenses and Permits.

4.21 Personal Property. Except as set forth on Schedule 4.21, the Company has good and marketable title to its assets (other than real property, which is covered in Section 4.22 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company’s machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted. Except as set forth on Schedule 4.21, the Company owns or properly leases all the assets necessary to and currently utilized in the operation of the Business. No Seller owns any of the assets currently utilized in the Business.

4.22 Real Property.

(a) Schedule 4.22 sets forth a true, correct and complete list of all real property leases, subleases or licenses pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the effective date of such lease, the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company has guarantied the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). The Company has delivered to Buyers true, correct and complete copies of each such lease, sublease or license. The real property interests described or listed on Schedule 4.22 (the “Company Properties”) constitutes all of the interests in real property owned, leased or otherwise held for use by the Company. The Company does not own any real property.

(b) Each lease of premises utilized by the Company or in connection with the Business is legal, valid and binding in all material respects on the Company and, to the Knowledge of the Company, legal, valid and binding in all material respects on the other party or parties thereto. The Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Knowledge of the Company, free of any material default or breach on the part of the lessors thereunder, and the Company quietly enjoys the premises provided for therein.

(c) Except as set forth on Schedule 4.22, no consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or the sale of the

Interests, and the consummation of the transactions contemplated by this Agreement, the other Transaction Documents, or the sale of the Interests is not prohibited by, or does not constitute a default under, any such lease, sublease, license or mortgage.

(d) Except as set forth in Schedule 4.22, there are no eminent domain proceedings pending or, to the Knowledge of the Company, threatened against any Company Property. There are no pending or, to the Knowledge of the Company, contemplated, zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Company Property. All of the Company Properties are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, and none of such Company Properties nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

4.23 Environmental Matters. Except as set forth in Schedule 4.23:

(a) the operations of the Company is in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b) the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;

(c) the operations of the Company have not resulted in Releases of Hazardous Material into the environment;

(d) the Company is not the subject of any outstanding order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(e) the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(f) there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;

(g) to the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances; and

(h) the Company has timely filed, and delivered copies of such filings to Buyers, all reports and filings required to be made pursuant to applicable Environmental Laws, or any Licenses or Permits issued pursuant to Environmental Laws, by the Company.

4.24 Intellectual Property.

(a) The Company owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, its business (the “Company Intellectual Property”). Schedule 4.24 contains a true, correct and complete list of (i) all registered patents, trademarks, trade names, service marks, and copyrights owned, used or licensed by the Company, (ii) the registration number, date of registration and jurisdiction of registration thereof, (iii) the name of the registered owner and, if different, the user or users thereof, (iv) any applications for any of the foregoing and (v) any common law trade names or services marks owned by the Company.

(b) The Company has provided to Buyers (i) true, correct and complete copies of all documents, if any, relative to patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by the Company and included in the Company Intellectual Property, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) true, correct and complete copies of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property, and (iii) true, correct and complete copies of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (other than off-the-shelf software subject to a click-through or shrinkwrap license), or any other third party intellectual property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed Company product, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed Company product.

(c) There is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Company, or any Third Party Intellectual Property Right to the extent licensed by or through the Company, by any third party. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) All patents, registered trademarks, service marks and registered copyrights held by the Company are validly issued and presently subsisting. Except as set forth on Schedule 4.24, since January 1, 2002, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To the Knowledge of the Company, the provision of services by the Company as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(e) The Company has taken commercially reasonable steps which it believes to be sufficient to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, or patent applications or copyright. All use, disclosure or appropriation by the Company of such intellectual property owned by the Company or by a third party has been pursuant to written agreements between the Company and such third party, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. All use, disclosure or appropriation of such intellectual property not owned by the Company has been pursuant to written agreements between the Company and the owner of such intellectual property, or is otherwise lawful.

4.25 Nature of Business. The Company is engaged only in the Business described in the first Recital of this Agreement and activities reasonably incidental thereto.

4.26 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to the Company.

4.27 Insurance.

(a) There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the properties and business of the Company against such losses and risks, and in such amounts, as are usual and customary in the industry in which the Company operates or conducts business, including the losses and risks associated with pending litigation and any future litigation based on similar activities of the Company.

(b) Schedule 4.27 identifies each of the policies of insurance currently maintained by, or on behalf of, the Company, its business and properties (including workers’ compensation insurance), setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, whether such policy is a “claims made” or “occurrence-based” policy and the expiration dates thereof. The Company is not in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. The Company and, to the Knowledge of the Company, the Company’s officers, directors, partners, employees, insurance managers and risk managers, have not failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof. All premiums due under the policies identified on Schedule 4.27 have been paid and the Company has not been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder.

(c) Except as set forth on Schedule 4.27, the Company has not been issued or has not received any notice that any insurer under any policy referred to on Schedule 4.27 is denying liability with respect to a claim in excess of $5,000 thereunder or defending under a reservation of rights clause. Schedule 4.27 also sets forth all claims made by the Company under such policies during the past three years.

4.28 Business Relationships. The Company has not received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change (i.e., with a value in excess of $25,000) in, the business relationship between the Company, on the one hand, and any vendor, distributor, supplier, payor or referral source, on the other hand, and to the Knowledge of the Company, there is no basis for such termination or cancellation of any such business relationships, other than the termination of any such relationships upon expiration of the agreement related thereto. Schedule 4.28 contains a list of the 10 largest payors, the 10 largest referral sources, and the 10 largest suppliers of the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of gross sales) showing the total dollar amount of gross sales to each such customer and the percentage of all sales during each such year and the total amount of purchases made to each such supplier and the percentage of all purchases made during each such year.

4.29 Personal Property Leases. Schedule 4.29 sets forth a true, correct and complete list and description of all agreements (or group of related agreements) to which the Company is a party for the lease of personal property which involve rental payments of at least $5,000 per annum, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the expiration date. The Company has not materially breached any agreement pertaining to, and is not in default with respect to, or is overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 4.29. True and complete copies of all agreements set forth on Schedule 4.29 have been delivered to Buyers.

4.30 Solvency. On the date hereof and immediately prior to the Effective Date, the Company is Solvent. No transfer of property is being made and no obligation is being incurred by Sellers in connection with the transactions contemplated by this Agreement or any other agreement with the intent to hinder, delay or defraud creditors of the Company.

4.31 Inventories. All inventories carried by the Company reflected in the Historical Financials or the Latest Balance Sheet are, and, as of the Closing Date, will be, valued at the lower of cost or market (determined using the first in, first out method), in accordance with GAAP. There is no need for adequate obsolescence reserves to cover inventory items that have a market value lower than cost. Except to the extent of inventory reserves reflected in the Financial Statements, to the Knowledge of the Company, the items included in such inventories are normal items of inventory carried by the Company, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving. The Company has all right, title and interest in the inventories reflected in the Financial Statements (except to the extent they have been sold in the ordinary course of business since the date thereof).

4.32 Depository and Other Accounts. Schedule 4.32 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company maintains (or has caused to be maintained) deposit accounts, lockbox accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company are deposited from time to time. Such Schedule 4.32 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the type of account, the account number, the specific contact person at such depository and his or her direct telephone number and email address.

4.33 Books and Records. The minute books and similar records of the Company contain true and complete records of all actions taken at any meeting of the Company’s partners, including the GP, managers, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting, and have been maintained in accordance with good business accounting and bookkeeping practices.

4.34 Brokers; Certain Expenses. Except as set forth on Schedule 4.34, none of the Company nor any of its Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyers (or the Company after the Closing Date) will have any liability. The Company is not bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company that would operate to restrict or prevent the Closing. Any fees or commissions due to any broker, finder, investment banker or other intermediary retained by the Company shall be for the sole account of the Company or Affiliate, as the case may be, and Buyers shall not have any liability with respect thereto.

4.35 Compliance with Laws. Except as set forth on Schedule 4.35, the Company is and has been since January 1, 2002 in compliance in all material respects with and has conducted the Business (i) in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities (and all bodies, agencies and authorities thereof) to which the Company is a party. Except as set forth on Schedule 4.35, no investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.36 Interim Changes. Except as set forth on Schedule 4.36, since December 31, 2006, there has been no:

(a) change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect;

(b) material loss, damage or destruction of or to any of the Company’s assets, individually or in the aggregate, whether or not covered by insurance;

(c) sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Lien (other than Permitted Liens) on, any portion of the Company’s assets, other than the sale of assets in the ordinary course of the Company’s business;

(d) increase in the compensation payable by the Company to employees, directors, independent contractors or consultants, or any change to any of the Benefit Plans set forth on Schedule 4.13, or institution of any new Benefit Plan;

(e) adjustment or write-off of accounts receivable not reflected in the Historical Financials or any change in the collection, payment or credit experience or practices of the Company;

(f) change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(g) issuance or sale by the Company, or any Contract entered into by the Company for the issuance or sale, of any Interests or securities convertible into or exchangeable for Interests of the Company;

(h) payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure, except for any dividends or distributions to the Seller’s related to the Company’s status as a so-called “S corporation” consistent with past practice, and distributions to be made to Sellers prior to Closing as contemplated by this Agreement;

(i) merger, consolidation or similar transaction involving the Company;

(j) strike, work stoppage or other labor dispute adversely affecting the Business;

(k) termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;

(l) incurrence of indebtedness outside of the ordinary course of business;

(m) new Contract (or amendment to any existing Contract) obligating the Company to purchase or provide goods or services, any amendment or termination of any Contract or license relating to the Business or any waiver of material claims or rights of the Company against third parties in each case outside the ordinary course of business;

(n) agreement, arrangement or transaction between the Company and any Affiliate of the Company;

(o) creation of any new employment or consulting positions and the hiring of any personnel for such positions with an annual salary in excess of $30,000.

(p) other transaction not in the ordinary course of the Business and consistent with past practice of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

(q) binding commitment with respect to any of the foregoing.

4.37 No Omissions or Misstatements. None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules hereto, or other Transaction Documents furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article V

Representations and Warranties of Sellers

As a material inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, hereby represents and warrants to Buyers, with respect to such Seller only, as follows:

5.1 Ownership of Interests. Such Seller is the beneficial and record owner of the Interests identified next to such Seller’s name on Schedule A hereto, free and clear of any Liens. Such Seller has the requisite right, power and authority to transfer the Interests owned by such Seller, and there are no agreements restricting the transfer by such Seller of, or affecting the rights of, such Seller’s Interests other than as set forth in the Limited Partnership Agreement and under applicable securities laws.

5.2 Authorization of Transaction. Such Seller has the legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and all documents and agreements necessary to give effect to the provisions of this Agreement and to perform its obligations hereunder and thereunder. No action, consent or approval on the part of such Seller is necessary to authorize such Seller’s due and valid execution, delivery and consummation of this Agreement, the Transaction Documents to which it is a party and all other agreements and documents executed in connection herewith and therewith. This Agreement and the other Transaction Documents to which it is a party and all other agreements and documents executed by such Seller in connection herewith and therewith constitute the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

5.3 Brokers’ Fees. Except as set forth on Schedule 4.34, such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyers or the Company could become liable or obligated.

5.4 No Conflict or Violation. Except as set forth in Schedule 5.4, neither the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in:

(a) a breach of, or a default under, any term or provision of, any Contract to which such Seller is a party or by which its assets are bound, which breach or default could reasonably be expected to adversely impact such Seller’s obligations under this Agreement; or

(b) a violation by such Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to adversely impact such Seller’s obligations under this Agreement.

5.5 Consents and Approvals. Except as set forth in Schedule 5.5, no consent, approval or authorization of, or declaration, filing or registration with, any court or tribunal, or administrative, governmental or regulatory authority, or any other Person or entity, is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

5.6 Litigation. There is no action, proceeding or investigation pending, to which such Seller is a party or, to such Seller’s actual knowledge, threatened, against such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which such Seller is a party.

5.7 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to any Seller.

Article VI

Representations and Warranties of Buyers

As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, each Buyer hereby represents and warrants to Sellers, as follows:

6.1 Organization. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2 Authorization. The execution, delivery and performance by Buyers of this Agreement and of each of the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of Buyers.

6.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Buyers, and, at the Closing, each of the other Transaction Documents to which each Buyer is a party will be duly executed and delivered by Buyers. This

Agreement is, and at the time of the Closing each of the other Transaction Documents to which each Buyer is a party will be, a legal, valid and binding obligation of each Buyer, enforceable against Buyers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

6.4 No Violation. The execution, delivery and performance by Buyers of this Agreement and each of the other agreements to which Buyers are a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the organizational documents of Buyers as in effect on the date hereof, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Buyers are a party.

6.5 Brokers; Certain Expenses. Buyers have not paid and are not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby.

6.6 Litigation. There is no action or proceeding pending, or to Buyers’ actual knowledge investigation pending, to which any of Buyers is a party or, to Buyers’ actual knowledge, threatened, against Buyers, which questions the validity of this Agreement or impairs the ability of Buyers to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.

6.7 No Omissions or Misstatements. None of the representations of Buyers included in this Agreement or other Transaction Documents furnished or to be furnished by Buyers, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article VII

Covenants of the Parties

7.1 Conduct of Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyers in writing, Sellers shall use their reasonable best efforts to cause the Company to, and the Company shall:

(a) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty and sales of inventory in the ordinary course of business;

(c) preserve and maintain all of the Company Intellectual Property and Third Party Intellectual Property Rights used in the Business substantially in accordance with current business practices;

(d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

(e) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;

(f) maintain the books of account and records of the Business in the usual, regular and ordinary manner consistent with past practice;

(g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;

(h) not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business;

(i) create or permit to exist any Lien on the assets of the Company other than a Permitted Lien;

(j) not enter into or materially modify any agreement for indebtedness or any Contract obligating the Company to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business;

(k) not take any action with respect to, or make any material change in its accounting or Tax policies or procedures;

(l) not make, change or revoke any Tax election or settle or compromise any Tax Liability, or amend any Tax Return, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; and Company shall promptly notify Buyers if Company makes any amendment to a Tax Return or files and amended Tax Return;

(m) not issue any partnership interest in the Company or securities convertible into partnership interests in the Company; or

(n) not authorize or enter into any commitment with respect to any of the matters described in (h), (i), (j) or (m) above.

7.2 Access to Information.

(a) Buyers’ Investigation. Between the date of this Agreement and the Closing Date, the Company will (i) give Buyers and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Business and to their books and records, at times that are mutually agreed between Buyers and the Company, (ii) permit Buyers and its authorized representatives to make such inspections thereof as Buyers may reasonably require, and (iii) furnish Buyers and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyers may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business. Buyers shall not contact the Company’s employees, contractors, vendors, or customers without the express prior consent of the Company, which shall not be unreasonably withheld or delayed.

(b) Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyers will maintain the confidentiality of all information and materials obtained from the Company and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the Company or required by law, and upon termination of this Agreement Buyers and its representatives will promptly return to the Company all materials obtained from the Company in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 7.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 7.2(b).

7.3 Efforts to Consummate Transaction. The parties shall use their commercially reasonable best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by the Company or Buyers in connection with the consummation of the transactions contemplated by this Agreement.

7.4 No Solicitation. Unless this Agreement shall have been terminated pursuant to Section 10.1, Sellers shall not, and shall not permit the Company to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. The Company and Sellers shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Sellers shall, and shall cause the Company to, notify Buyers if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyers of the contents thereof (and, if in written form, provide Buyers with copies thereof).

7.5 Tax Matters.

(a) The Representative will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that end on or before the Effective Date. The Representative shall permit Buyers to review and comment on each such Tax Return described in the preceding sentence prior to filing, and the Representative shall make any revisions to such Tax Returns as may be reasonably requested by Buyers in order to comply with applicable Laws. Buyers will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that begin after the Effective Date.

(b)

(i) Each Seller shall jointly and severally indemnify the Company, Buyers, and each Buyer Affiliate and the Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Effective Date and the portion through the end of the Effective Date for any taxable period that includes (but does not end on) the Effective Date (“Pre-Effective Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Assumed Liabilities and Excess Cash Closing Statement and taken into account in determining the Purchase Price adjustment under Section 3.2. Sellers shall reimburse Buyers for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.5(b) within 15 business days after payment of such Taxes by Buyers or the Company.

(ii) Buyers shall indemnify and hold harmless each Seller from and against any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of the Company for all taxable periods ending after the Effective Date (excluding the portion through the end of the Effective Date for any taxable period that includes (but does not end on) the Effective Date).

(c) Buyers and the Company agree that, in the case of any taxable period that includes (but does not end on) the Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Effective Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre- Effective Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period.

(d) Except to the extent required by law, Buyers shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of the Representative if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period.

(e) Buyers and the Representative covenant and agree to cooperate with each other regarding Tax matters as follows:

(i) Buyers, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.5(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyers or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyers and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyers and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(f) Buyers shall notify the Representative in writing within five Business Days after receipt by Buyers or the Company of any notice of audit or request for information regarding any Taxes and upon notice of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (each, a “Tax Determination”) regarding any Tax Return related to a period that ends on or prior to the Effective Date. The Representative shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company or Sellers. Buyers and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Determination.

(g) Sellers shall notify Buyers in writing within five Business Days after receipt by Sellers of any Tax Determination regarding any Tax Return for the Straddle Period or any period thereafter. The Representative, on behalf of the Company, for any pre-Closing period, and Buyers, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period. Buyers and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Determination.

(h) 338(h)(10) Elections. If requested by Buyers, the Company and Sellers agree to make an election pursuant to Code § 338(h)(10) (and of any corresponding provisions of state tax law) with respect to the purchase of the Stock, which election shall allocate the Purchase Price among the Company’s assets based on their respective fair market values (as reasonably determined by Buyers) and shall allocate the excess to goodwill. In addition, in the event that Buyers elects to make a 338(h)(10) election pursuant to this Section 7.5, Buyers shall make a one-time payment to Sellers equal to the amount of Tax Liability, as reasonably determined by Buyers, attributable as a result of the 338(h)(10) election without taking into account Taxes with respect to such payment. Buyers shall promptly pay such amount to Seller at the time that Seller files the Tax Returns related thereto.

(i) S Corporation Status. The Company and Seller shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code § 1361 and § 1362. The Company and Sellers shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code § 1361 and § 1362.

(j) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement assessed against Sellers shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyers shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7.6 Noncompete.

(a) Each of Sellers agrees that during the five year period following the Closing Date (the “Noncompete Period”), he or she shall not, directly or indirectly, either for himself or herself, or for any other Person (other than the Company) participate in the Business anywhere within a 100 mile radius of any business location of the Company, other than on behalf of the Company. For purposes of this Agreement, the term ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner or otherwise; provided that the term ‘participate’ shall not include ownership of stock of Buyers and of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(b) Non-Solicitation. During the five year period following the Closing Date, no Seller shall, directly or indirectly, (i) induce or attempt to induce any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) induce or attempt to induce any customer or supplier or payor of Company to cease doing business with Company, (iii) knowingly induce or attempt to induce any employee of Buyers or any of their respective Affiliates to leave the employ of Buyers or any of their respective Affiliates or in any way interfere with the relationship between Buyers or any of their respective Affiliates and any employee thereof, or (ii) knowingly induce or attempt to induce any customer or supplier of Buyers or any of their respective Affiliates to cease doing business with Buyers or any of their respective Affiliates. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(c) Without limiting the foregoing, each Seller covenants and agrees that such Seller shall not participate in the Business through Ambulatory Infusion Management Services, Inc., a Texas corporation owned by Sellers (“AIMS”). Each Seller further represents, warrants and covenants and agrees that (i) AIMS does not currently have a pharmacy license, (ii) AIMS shall not apply for or maintain a pharmacy license during the Noncompete Period, and (iii) during the Noncompete Period, to the extent AIMS provides any infusion services (which are not prohibited by Section 7.6(a) or otherwise consented to by Buyers), AIMS shall purchase 100% of its infusions services products from the Company.

(d) Specific Performance. Each Seller agrees that Buyers would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 7.6. In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 7.6, Buyers or their respective successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this Section 7.6 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.

(e) Scope, etc. If, at the time of enforcement of any of the provisions of this Section 7.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller acknowledges that, without provisions contained in this Section 7.6, Buyers would have not entered into this Agreement.

7.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any entity-level gains tax triggered by the sale of Interests), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable law, Buyers will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.8 Securities Matters. Each Seller shall, at Buyers’ request, and to the extent necessary in connection with a public offering or private placement of any securities of Buyers or any Affiliate of Buyers and at Buyers’ sole cost and expense, instruct his independent certified public accountants to examine and report upon the historical financial statements of the Company for periods prior to the Closing Date to the extent necessary to enable Buyers to present the financial statements required by Form S-1 of the Securities and Exchange Commission or other securities laws. Each Seller shall render such assistance as may be reasonably necessary in connection with the examination of such financial statements and shall provide or make available such records or information relevant thereto as are in its possession or under its control. In addition, each Seller shall use its reasonable best efforts to assist Buyers in connection with any offering or placement of securities of Buyers, or any Affiliate who is a direct or indirect parent of Buyers or the Company, including, without limitation, participation in underwriter due diligence sessions and ‘road shows’ at such times as required by Buyers (solely with respect to the business of the Company) or any underwriter and by providing all information necessary concerning the Company as required by Buyers and its underwriter.

7.9 Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter arising in the ordinary course of business after the date hereof. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.1(a) unless the subject matter of any such supplement or amendment could be reasonably expected to have a Material Adverse Effect; provided, however, if the Closing shall occur, then Buyers shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article IX hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment relating to any event occurring after the date hereof unless the subject matter of any such supplement or amendment could be reasonably expected to have a Material Adverse Effect.

7.10 Post-Closing Seller Covenants. Following the Closing, Sellers covenant and agree to (i) allow the Company to continue use the Second Server to back up the information on the Company’s primary computer server during the 120 day period following the Closing and in a manner consistent with past practice, and (ii) use their commercially reasonable, best efforts to assist the Company in negotiating employment agreements with each of Claudia Cantu, Jeanne Oswald and Thomas Kahleed.

7.11 Employee Plans.

(a) Sellers Retain Employee Plans. Except for the Employee Plans identified in Schedule 7.11(a), Buyers shall not assume and shall not have any liability, responsibility or obligations relating to any Employee Plan. Sellers and the ERISA Affiliates of Sellers shall retain or assume all past, present and future liabilities, responsibilities and obligations arising out of any law or contract with respect to: (i) each Employee Plan, (ii) each employee benefit plan, whether or not such benefit is described in ERISA § 3(3) (including, but not limited to, any such employee benefit plan that is exempt from some or all of the provisions of ERISA), sponsored, maintained, or contributed to by Sellers or sponsored, maintained, or contributed to by any ERISA Affiliate of Sellers, and (iii) any and all of the employees of Sellers, Sellers’ Affiliates and the Company in connection with any event commencing, occurring, or failing to occur on or prior to the Closing Date.

(b) Reimbursement for Employee Benefits Coverage.

(i) Benefits Coverage During the Transition Period. Commencing on the Closing Date and continuing until midnight on July 31, 2007 (the “Transition Period”), Sellers shall provide coverage in the Sellers’ Employee Plans identified in Schedule 7.11(b) to individuals who are actively employed by the Company on the Closing Date and qualified beneficiaries of the Company as of the Closing Date, and, in each case, their covered eligible dependents (together, the “Covered Participants”), (A) to the extent that coverage was being provided to such Covered Participant under a given Sellers’ Employee Plans immediately prior to the Closing Date and (B) to the extent that a Covered Participant becomes newly eligible to enroll for coverage in an Sellers’ Employee Plans on July 1, 2007 and, in both instances, in accordance with the benefit levels available to similarly situated employees of Sellers in such applicable Sellers’ Employee Plans during the Transition Period.

(ii) Reimbursement for Claims Incurred Under the Sellers’ Employee Plans. Buyers agree to reimburse Sellers monthly for the cost of providing the coverage described in Paragraph (i) based on the current rates paid by Sellers.

(A) With respect to any such Sellers’ Employee Plans that are fully-insured plans, Buyers shall reimburse Sellers the premiums for the coverage of Covered Participants during the Transition Period.

(B) With respect to any such Sellers’ Employee Plans that are self-funded plans (if any), Buyers shall reimburse Sellers solely with respect to claims incurred by Covered Participants under the Sellers Employee Plans during the Transition Period. Beginning July 1, 2007 and continuing through the rest of the Transition Period, Buyers shall pay to Sellers, on a monthly basis, an amount equal to 102% of the claims incurred by the Covered Participants that have been paid in that month in accordance with the terms and conditions of the Sellers’ Employee Plans (as determined by Sellers in its sole discretion).

Such monthly amount shall be paid by Buyers to Sellers within ten business days after Buyers receive from Sellers an invoice, proof of payment of incurred claims and/or proof of payment of premiums and invoices for premiums (as appropriate) and supporting documentation of the amount billed and payment details.

(iii) Subsequent Eligibility and COBRA Coverage. Employees of the Company who would have first become eligible to enroll for coverage in the Sellers’ Employee Plans subsequent to July 1, 2007, shall be permitted to enroll for coverage under the applicable group health plan sponsored by Buyers. Covered Participants who, during the Transition Period, have a “qualifying event” (within the meaning of Code § 4980B(f)(3) and ERISA § 603) shall be provided with the opportunity to elect continuation health care coverage under the under the applicable group health plan sponsored by Buyers.

(iv) Right to Audit. Buyer’s prompt reimbursement pursuant to this Section shall not limit Buyer’s right to subsequently audit the claims reflected in the proof of payment furnished by Sellers to ensure that the claims paid were incurred with respect to services provided to the Covered Participants under the Sellers’ Employee Plans with respect to events that occurred during the Transition Period.

(v) Mutual Cooperation. Buyers, Sellers and the Company shall cooperate with each other to achieve the purpose of this Section and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the terms of the agreement described herein.

(vi) Seller’s Right to Amend the Sellers’ Employee Plans. Notwithstanding any other provision of this Agreement, Sellers shall retain sole discretion to amend or terminate any of the Sellers’ Employee Plans, except that, during the Transition Period, Sellers shall not adopt any such amendment or termination any of the Sellers Employee Plans in a manner that targets the Covered Participants.

(vii) Stop Loss Policy. To the extent applicable, at all times that Covered Participants are covered under the Sellers’ Employee Plans during the Transition Period that are self-funded, Sellers agree to maintain a stop loss insurance policy provided that the limits of such policy shall be no less than what is in effect immediately before the Closing Date.

(c) As soon as administratively practicable following the Closing Date, Sellers shall transfer or cause to be transferred the outstanding balances (both positive and negative) of the accounts of Covered Participants participating in the Seller’s flexible spending account plans (“FSA plans”). Current FSA plan elections made under Seller’s plan shall remain in force and effect under Buyer’s FSA plans for the remainder of the year unless otherwise permitted under the terms of the plan.

Article VIII

Closing Conditions

8.1 Obligation of Buyers to Close. The obligation of Buyers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyers:

(a) Representations and Covenants. The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(c) Approvals. All material governmental and third party approvals, consents, notices (including, without limitation, with respect to all leased real property), permits or waivers necessary for consummation of the transactions contemplated by this Agreement and any other Transaction Document shall have been obtained in form and substance reasonably satisfactory to Buyers.

(d) Compliance Certificate. Buyers shall have received a certificate signed by an officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(e) Certified Resolutions. Buyers shall have received certified copies of the resolutions of the managers of the GP and consents executed by the LPs authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Buyers shall have received an incumbency certificate relating to each person executing for each Seller (who is an entity) and the Company any document executed and delivered to Buyers pursuant to the terms hereof.

(g) Good Standing. Buyer shall have received good standing certificates issued by the Secretary of State of Texas, as applicable, with respect to the Company and GP.

(h) Legal Opinion. Buyers shall have received the legal opinion of Brown & Fortunato, P.C., counsel to the Company, substantially in the form of Exhibit D hereto.

(i) Related Party Payments. Buyers shall have received evidence satisfactory to it of the receipt by the Company of all monies owed to the Company by any Seller.

(j) Management Reports. No later than the 20th day of each month following the date hereof (to the extent the Closing has not occurred prior to such date), Buyers shall have received (and shall have had a period of at least three Business Days to permit its accountants to review), the unaudited balance sheet of the Company as of the end of the immediately preceding month and the related unaudited monthly statements of income for each month of such fiscal year (the “Latest Interim Financials”), prepared in accordance with GAAP applied on a basis consistent with the Financial Statements (subject to year-end audit adjustments and the absence of footnotes). In addition, to the extent delivered in accordance with the immediately preceding sentence, the Latest Interim Financials shall have been prepared in a manner consistent with the Latest Balance Sheet and shall be deemed a part of the Historical Financials.

(k) Liens. All Liens (other than Permitted Liens) on the assets of the Company shall have been released in a manner satisfactory to Buyers.

(l) Financing. Buyers shall have obtained all necessary third-party financing required in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the Business.

(m) Estoppels. Buyers shall have received an estoppel certificate from each of the Company’s landlords substantially in the form of Exhibit E hereto.

(n) Lease. The Company shall have entered into the Lease with Seller substantially in the form of Exhibit F hereto.

(o) Employment Agreements. The Company shall have entered into an Employment Agreement with Issam T. Saad on terms acceptable to Buyers.

(p) Consulting and Transition Services Agreement. Abdallah El-Rassy shall have entered into the Consulting and Transition Services Agreement with the Company.

(q) FIRPTA. Buyers shall have received from each Seller an affidavit complying with the Foreign Investment in Real Property Tax Act.

(r) Resignations. Buyers shall have received the resignations, effective as of the Closing Date, of all the managers and officers of the Company.

(s) Material Adverse Effect. No Material Adverse Effect to the Business shall have occurred.

(t) Deliveries. Sellers shall have delivered such documents as Buyers or its counsel may reasonably request to evidence the transactions contemplated hereby.

8.2 Obligation of Sellers to Close. The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

(a) Representations and Covenants. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyers on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(c) Approvals. All material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Company.

(d) Compliance Certificate. Representative shall have received a certificate signed by an officer of Buyers that each of the representations and warranties made by Buyers in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Buyers have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(e) Certified Resolutions. Representative shall have received a certified copies of the resolutions of the Board of Directors of Buyers authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Representative shall have received an incumbency certificates relating to each person executing for Buyers any document executed and delivered to Sellers pursuant to the terms hereof.

(g) Deliveries. Buyers shall have delivered such documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.

Article IX

Indemnification

9.1 Indemnification.

(a) By Sellers. Each Seller, jointly and severally, hereby agrees to indemnify and hold Buyers, the Company, and their respective directors, officers, employees, partners, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Losses arising from: (i) any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by the Company in this Agreement; (ii) any breach of the covenants or agreements (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Sellers or the Company in this Agreement; or (iii) any Excluded Liabilities. In addition, each Seller, severally and not jointly, hereby agrees to indemnify and hold Buyer Indemnified Parties harmless from and against any Losses based upon or arising from any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) of such Seller contained in Article V.

(b) By Buyers. Following the Closing, Buyers shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any representation or warranty (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by Buyers in this Agreement; and (ii) any breach of any covenant and agreement (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Buyers in this Agreement.

9.2 Limitations of Indemnity.

(a) Notwithstanding the foregoing, (i) no amounts shall be payable under Section 9.1(a)(i) unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $75,000 (the “Deductible”), in which event Sellers shall only be liable for all amounts in excess of such Deductible; and (a) no claim for indemnification under Section 9.1(a)(i) shall first be asserted after the two year anniversary of the Closing Date; provided, however, that a claim for indemnification under Sections 4.3 (Authorization; Binding Obligations), 4.7(b) (Title to Interests) and 5.1 (Ownership of Interests), 4.13 (Employee Benefit Plans; ERISA), 4.14 (Taxes), 4.17 (Reimbursement Approvals), 4.18 (Health Care Regulatory Litigation), 4.19 (Medicare, Medicaid; Company’s Legal and Billing Compliance), 4.23 (Environmental Matters) and 4.35 (Compliance with Laws) may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. In no event shall the amount payable under Section 9.1(a)(i) exceed the Purchase Price payable to Sellers (the “Cap”), and in no event shall the amount payable under Section 9.1(a)(i) by any Seller exceed an amount equal to such Seller’s Pro Rata Share of the Cap. Notwithstanding anything herein to the contrary, the Deductible shall not apply to a claim for breach of any representation and warranty set forth in Section 4.3 (Authorization; Binding Obligations), Section 4.13 (Employee Benefit Plans; ERISA), Section 4.14 (Taxes), Section 4.17 (Reimbursement Approvals), Section 4.19 (Medicare, Medicaid; Company’s Legal and Billing Compliance), Section 4.23 (Environmental Matters) or Section 4.34 (Brokers; Certain Expenses) and neither the Deductible nor the Cap shall apply to a claim for fraud.

(b) The liability of Sellers under the indemnification provisions of this Article IX shall be recovered first from the Escrow Fund other than for claims for breach of any representations and warranties set forth in Article V and Section 7.6.

9.3 Indemnification Procedures - Third Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 9.3:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity provisions contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then, upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days after receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity provisions and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, and the Indemnitor shall be responsible for Indemnitee’s reasonable costs and expenses. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific material defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee for such counsel shall be borne by the Indemnitor, provided that Indemnitor shall not be obligated to pay for the costs and expenses of more than one counsel to the Indemnitee.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant partnership records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) Neither Party shall make or enter into any settlement of any claim, action, suit or proceeding which one Party has undertaken to defend, without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless there is no obligation, directly or indirectly, on the part of such other Party to contribute to any portion of the payment for any of the Losses, such other Party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other Party), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other Party and, in the reasonable judgment of such other Party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other Party or its reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 9.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

9.4 Indemnification Procedures - Other Claims, Indemnification Generally.

(a) A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate or partnership records and other information in its possession relating thereto.

(b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article IX, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand therefor by the Indemnified Party. The indemnifying party shall not be obligated to pay any amount under this Article IX until such final determination.

9.5 Exclusive Remedy. The provisions for indemnification set forth in this Article IX are the exclusive remedies of Sellers, Buyers and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

Article X

Miscellaneous

10.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of Buyers and the Representative; (ii) by either Buyers (if Buyers negotiate in good faith and makes commercially reasonable efforts to consummate the Closing), or Sellers (if Sellers negotiate in good faith and makes commercially reasonable efforts to consummate the Closing), if for any reason the Closing shall not have occurred on or before 45 days after the date hereof (or such other date as may be mutually agreed by the Parties); (iii) by either Buyers or the Representative in the event that a condition to the terminating Party’s obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, without fault by the terminating party; or (iv) by Buyers in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect; provided, however, that no Party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such Party’s willful breach of this Agreement. If this Agreement is terminated pursuant to this Section 10.1, all rights and obligations of the Parties hereunder shall terminate, and no Party shall have any liability to the other Party, except for obligations of the Parties in Sections 10.2, 10.3, 10.7, 10.8 and 10.9, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement prior to such termination.

10.2 Publicity. Except as required by law, no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Company, Representative and Buyers, which approval shall not unreasonably be withheld.

10.3 Expenses. Except as provided in Article IX, the Company and each Seller, on the one hand, and Buyers, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, except that the Confidentiality Agreement and the confidentiality provisions of the Letter of Intent shall survive and continue in full force and effect until the Closing. This Agreement may not be amended or modified except by an instrument in writing signed by Buyers and the Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyers, Seller and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyers, to:

Critical Homecare Solutions, Inc.
Two Tower Bridge
One Fayette Street, Suite 150
Conshohocken, Pennsylvania 19428
Attention: Robert Cucuel and Mary Jane Graves
Telephone: (610) 825-2061
Facsimile: (610) 834-3231
E-Mail address: BCucuel@criticalhs.com MJGraves@criticalhs.com with a copy (which shall not serve as notice) to:

Brownstein Hyatt Farber Schreck, P.C.
410 17th Street, Suite 2200
Denver, Colorado 80202
Attention: Christopher D. Reiss, Esq.
Telephone: (303) 223-1100
Facsimile: (303) 223-1111
E-Mail address: CReiss@bhfs.com

If to the Company (pre-Closing) to:

6105 Beverly Hill, Suites 100 and 200
Houston, TX 77057

with a copy (which shall not serve as notice) to:

Brown & Fortunato, P.C.
905 S. Fillmore, Suite 400
P.O. Box 9418
Amarillo, TX 79105
Attention: Clay Stribling, Esq.
Telephone: (806) 345-6346
Facsimile: (806) 345-6363
E-Mail address: CStribling@bf-law.com

If to the Representative, to:

Issam T. Saad
12310 Honeywood Trail
Houston, TX 77077
Telephone: (713) 480-3569
Facsimile:
E-Mail address: sam.saad@appliedhealthcare.com

and

Abdallah El-Rassy
213 Merrie Way Lane
Houston, TX 77024
Telephone: (713) 240-8091
Facsimile:
E-Mail address: abdallah.rassy@appliedhealthcare.com

with a copy (which shall not serve as notice) to:

Brown & Fortunato, P.C.
905 S. Fillmore, Suite 400
P.O. Box 9418
Amarillo, TX 79105
Attention: Clay Stribling, Esq.
Telephone: (806) 345-6346
Facsimile: (806) 345-6363
E-Mail address: CStribling@bf-law.com

or at such other address or addresses as Buyers, the Company, Sellers or the Representative, as the case may be, may specify by written notice given in accordance with this Section 10.5.

10.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

10.7 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.8 Consent to Jurisdiction and Venue. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

EACH OF THE BUYERS, THE COMPANY AND EACH SELLER, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE BUYER, THE COMPANY AND EACH SELLER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

10.9 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HEREBY KNOWINGLY,

INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.10 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.11 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12 Sellers’ Representative. Both Issam T. Saad and Abdallah El-Rassy are collectively hereby appointed as the representative of Sellers under this Agreement (together, the “Representative”), and shall act as exclusive agent and attorney-in-fact to act on behalf of any Seller with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement. In the event of resignation of either Issam T. Saad or Abdallah El-Rassy as the Representative, the other will continue as the sole Representative, and in the event that both resign, one successor may be appointed by Sellers in respect of whom a majority of the monies held pursuant to the Escrow Agreement has been deposited. The Representative shall have the power to take any and all actions which the Representative believes are necessary or appropriate or in the best interests of Sellers, as fully as if each such Seller was acting on his or her own behalf with respect to all matters concerning Sellers or any of them following the Closing Date, including with respect to (i) all claims for indemnification under this Agreement, and (ii) the resolution of all matters related to the Assumed Current Liabilities and Final Assumed Current Liabilities pursuant to Section 3.2, and the Representative may take any action or no action in connection therewith as the Representative may deem appropriate as effectively as any Seller could act himself or herself, including the settlement or compromise of any dispute or controversy. Further, the Representative is hereby authorized to execute amendments to this Agreement, on behalf of all Sellers, including for purposes of extending the time of performance or the time of expiration of any rights of Buyer hereunder. The authority granted hereunder is deemed to be coupled with an interest. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Representative as being the act or omission of any Seller, without the need for any inquiry, and any such actions or omissions shall be binding upon each Seller. The Representative shall incur no Liability, or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

10.13 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.14 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article IX of this Agreement. None of the Company or any Seller may assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of Buyer; provided, that Buyer may assign its rights (a) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof) and (b) in connection with a sale of all or substantially all of the Business.

10.15 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the parties.

10.16 Further Assurances. From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to vest in Buyer all right, title and interest of Sellers in and to the Interests and otherwise in order to carry out the purpose and intent of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYERS:

CHS APPLIED HEALTHCARE GP, INC.

By:	/s/ Bob Cucuel
Name:	Bob Cucuel
Title:	CEO

CHS APPLIED HEALTHCARE LP, INC.

By:	/s/ Bob Cucuel
Name:	Bob Cucuel
Title:	CEO

COMPANY:

APPLIED HEALTH CARE, LTD., a Texas limited partnership,

By:	APPLIED HC, L.L.C., its General Partner

By:	/s/ Abdallah El-Rassy
Name:	Abdallah El-Rassy
Title:	Manager

SELLERS:

GP:

APPLIED HC, L.L.C.

By:	/s/ Abdallah El-Rassy
Name:	Abdallah El-Rassy
Title:	Manager

LPs:

/s/ Issam T. Saad
Issam T. Saad

/s/ Abdallah El-Rassy
Abdallah El-Rassy